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                          March 1, 2023

       Melanie Nallicheri
       Chief Executive Officer
       EQRx, Inc.
       50 Hampshire Street
       Cambridge, Massachusetts 02139

                                                        Re: EQRx, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed February 23,
2023
                                                            File No. 333-269973

       Dear Melanie Nallicheri:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alan
Campbell at 202-551-4224 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Marianne Sarrazin